 Exhibit 99.1

Press Release

Anergis and Mymetics Start Research Collaboration Project on the use of Virosomes for Ultra-Fast Allergy Immunotherapy

Epalinges, Switzerland, April 23, 2018 – Mymetics Corporation (OTCQB:MYMX), a pioneer and leader in the research and development of virosome-based vaccines, and Anergis SA, a company developing Contiguous Overlapping Peptides (COPs) for ultra-fast allergy immunotherapy, announced today that Mymetics SA, the Swiss subsidiary of Mymetics Corporation and Anergis SA have entered into a Research Collaboration project.

The pre-clinical study program will evaluate the immunogenicity profile of the Anergis peptides designed to treat birch allergy (the Bet v1 COPs) when presented on Mymetics’ proprietary virosomes, with or without undisclosed TLR ligands or other adjuvants, and will compare the results to Anergis’ AllerT product combination (Bet v1 COPs with aluminum hydroxide).

The research collaboration will start now and the results are expected by Q1 2019. If this project is successful, Anergis will have the option to enter into an exclusive license agreement for the use of virosomes in allergy.

“We are very excited to start this initial research project with Anergis, a leading company in ultra-fast allergy immunotherapy” said Ronald Kempers, CEO of Mymetics. “We look forward to show that our proprietary virosome technology and vaccine expertise can make a valuable difference in improving the effectiveness of treating allergies.”

“On the basis of the extensive clinical experience available with virosomes and with Anergis COPs against birch allergy, we are convinced that their combination represents a highly attractive opportunity to develop safe and efficacious ultra-fast COP allergy vaccines” commented Vincent Charlon, CEO of Anergis.

About Mymetics
Mymetics Corporation (OTCQB:MYMX) is a Swiss based biotechnology company, with a research lab in the Netherlands, focused on the development of next-generation preventative vaccines for infectious and life disabling diseases. It currently has five vaccines in its pipeline: HIV-1/AIDS, intra-nasal Influenza, Malaria, Chikungunya, Herpes Simplex Virus and the RSV vaccine. HIV, malaria and intra-nasal influenza vaccines have successfully finished Phase 1 clinical trials, while the others are in the pre-clinical phase.

Mymetics’ core technology and expertise are in the use of virosomes, lipid-based carriers containing functional fusion viral proteins and natural membrane proteins, in combination with rationally designed antigens. Mymetics’ vaccines are designed to induce protection against early transmission and infection, focusing on the mucosal immune response as a first-line defense, in combination with humoral and cellular immune responses as a second-line defense, which can be essential for the development of an effective vaccine.

For further information, please visit www.mymetics.com.

About Anergis
Anergis SA is a Swiss biopharmaceutical company dedicated to the discovery and development of novel, ultra-fast, proprietary allergy immunotherapy products for the most prevalent allergies. Anergis core technology is based on Contiguous Overlapping Peptides (COP) which together contain the full amino acid sequence of one or more major allergens ; COP do not bind the pre-existing IgE of allergic patients and can therefore be administered at higher doses than allergens without the risk of immediate allergic reactions. Anergis completed three clinical Phase II trials with its product candidate against birch pollen allergies, AllerT, containing Bet v1 COPs and aluminium hydroxide as an adjuvant. Two additional COP product candidates against ragweed pollen (Amb a1 COPs) and house dust mite (Der p COPs) allergies are in preclinical development. Anergis has raised over CHF 52 million from private and institutional investors, including BioMedInvest, Renaissance PME, Sunstone Capital, and WJFS, Inc.

About Allergies
Allergies are the most prevalent and fastest growing chronic conditions in the industrialized world, affecting over 500 million people. The only curative therapy of allergies available today, known as “desensitization”, “allergy shots” or “Conventional Allergy Immunotherapy” (AIT), is the process of inducing tolerance to the allergen by administering the allergen itself to patients. AIT requires three to five years of treatment and exposes patients to the risk of serious side effects such as immediate anaphylactic reactions. With its technology, Anergis is shaping the future of allergy treatment by developing therapeutic modalities that only require two months of treatment.

CONTACTS:
Mymetics Corporation
Ronald Kempers
Chief Executive Officer
Tel: +41 21 653 4535
info@mymetics.com

Anergis SA
Vincent Charlon
Chief Executive Officer
info@anergis.ch

Forward looking statements
The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements, which are identified by the words "believe," "expect," "anticipate," "intend," "plan" and similar expressions. The statements contained herein which are not based on historical facts are forward-looking statements that involve known and unknown risks and uncertainties that could significantly affect our actual results, performance or achievements in the future and, accordingly, such actual results, performance or achievements may materially differ from those expressed or implied in any forward-looking statements made by or on our behalf. These risks and uncertainties include, but are not limited to, risks associated with our ability to successfully develop and protect our intellectual property, our ability to raise additional capital to fund future operations and compliance with applicable laws and changes in such laws and the administration of such laws. See Mymetics' most recent Form 10-K for a discussion of such risks, uncertainties and other factors. Readers are cautioned not to place undue reliance on these forward- looking statements which speak only as of the date the statements were made.

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